UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2019
Invitation Homes Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001- 38004	90-0939055
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1717 Main Street, Suite 2000, Dallas, Texas 75201
(Address of Principal Executive Offices) (Zip Code)
(972) 421-3600
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Dallas B. Tanner as New President and Chief Executive Officer and Director
On January 16, 2019, Invitation Homes Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) has appointed Dallas B. Tanner, age 38, as the Company’s President and Chief Executive Officer and as a member of the Company’s Board, effective immediately. Mr. Tanner has also been appointed by the Company’s Board to serve as a member of the Company’s Investment and Finance Committee.
Mr. Tanner has served as the Company’s Interim President (principal executive officer) since August 27, 2018 and as Executive Vice President and Chief Investment Officer of the Company since April 2012. Mr. Tanner was a founding member of the Company’s business and from April 2012 until the Company’s initial public offering, served on the boards of the Company’s predecessor entities. He has over 18 years of real estate experience through the establishment of numerous real estate platforms prior to the Company.
In connection with Mr. Tanner’s appointment as Chief Executive Officer: (1) his annual base salary will be increased to $700,000; (2) his 2019 target annual bonus will be 150% of his annual base salary, with actual payment to be based on the achievement of performance objectives to be set by the Compensation and Management Development Committee of the Board; and (3) his target long-term incentive award for 2019 will be $2,250,000. In addition, as Chief Executive Officer, he will be entitled to payments and benefits under the Company’s Executive Severance Plan at the multiple applicable to the Chief Executive Officer, which payments and benefits are described in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 26, 2018 under the heading “Potential Benefits Upon a Termination or Change in Control - Severance Plan”. The Executive Severance Plan has been previously filed by the Company as Exhibit 10.47 to the Company’s Annual Report on Form 10-K filed on March 29, 2018 (File No. 001-38004).
Departure of Frederick C. Tuomi
As previously disclosed, Frederick C. Tuomi resigned from his positions as the Company’s President and Chief Executive Officer and as a member of the Company’s Board, effective August 27, 2018, and took a leave of absence to care for a family member’s medical issue. On January 16, 2019, the Company announced that Mr. Tuomi will be leaving the Company, effective immediately.
Mr. Tuomi’s departure constitutes a termination without “cause” for purposes of any employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Mr. Tuomi is a party or otherwise participates; provided, however, that pursuant to a separation agreement entered into with the Company on January 16, 2019 (the “Separation Agreement”), the Company also agreed to provide Mr. Tuomi with a lump-sum cash payment in an amount equal to $310,000, representing reimbursement for expenses incurred by him in connection with his relocation to Dallas, Texas and home price protection on the sale of Mr. Tuomi’s Dallas residence. In connection with the merger of Starwood Waypoint Homes into the Company in 2017, the Company required Mr. Tuomi to relocate his residence from Arizona to Dallas.
Compensation of Ernest M. Freedman
In addition, on January 16, 2019, the Company approved (1) an increase in the annual base salary of Ernest M. Freedman, the Company’s Executive Vice President and Chief Financial Officer, to $625,000; (2) commencing with respect to the 2019 fiscal year, a target annual bonus for Mr. Freedman of 125% of his annual base salary, with actual payment to be based on the achievement of performance objectives to be set by the Compensation and Management Development Committee of the Board; and (3) a target long-term incentive award for 2019 for Mr. Freedman of $1,600,000.

Item 7.01	Regulation FD Disclosure.
On January 16, 2019, the Company issued a press release announcing the appointment of Mr. Tanner as President and Chief Executive Officer and as a member of the Company’s Board and the departure of Mr. Tuomi from the Company. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
The information in this Item 7.01 and Exhibit 99.1 shall neither be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Invitation Homes Inc. dated January 16, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President, Secretary and Chief Legal Officer
Date: January 16, 2019